Exhibit 99.1

MARINUS PHARMACEUTICALS PROVIDES BUSINESS UPDATE AND REPORTS
YEAR END 2014 FINANCIAL RESULTS

RADNOR, PA, March 12, 2015 (Globe Newswire) — Marinus Pharmaceuticals, Inc. (Nasdaq:MRNS), a biopharmaceutical company dedicated to the development of innovative epilepsy and other neuropsychiatric therapeutics, today provided a business update and announced its financial results for the year ended December 31, 2014.

“2014 was a great year for Marinus,” commented Christopher M. Cashman, Chairman and CEO of Marinus Pharmaceuticals.  “We expanded and accelerated the clinical development of ganaxolone, our novel synthetic analog of the endogenous neurosteroid allopregnanolone, in several important indications.  In addition to moving ganaxolone into a Phase 3 trial in adults with focal onset seizures and into a Phase 2 trial in the orphan indication of PCDH19 female pediatric epilepsy, we are progressing with the pre-clinical development of ganaxolone IV to ready it for the clinic.  Over the next twelve months, we anticipate having data from several of our ongoing programs.”

Pipeline Highlights

Ganaxolone in Epilepsy

•                  Adult Focal Onset Epileptic Seizures:

Enrollment is ongoing in Marinus’s Phase 3 clinical trial evaluating ganaxolone in adults with drug-resistant focal onset epileptic seizures.  The multi-national, placebo-controlled study is designed to enroll up to 300 patients.  Patients are being randomized to receive either placebo or 1,800 mg/day of ganaxolone for 12 weeks. The primary endpoint of this trial is change in seizure frequency per month compared to baseline. Marinus anticipates releasing top-line data in the first quarter of 2016.

•                  PCDH19 Female Pediatric Epilepsy:

Marinus has initiated a Phase 2 proof-of-concept, open-label clinical trial in up to ten female pediatric patients between the ages of 2 and 10 years old, with a confirmed PCDH19 genetic mutation. PCDH19 female pediatric epilepsy is a rare disorder in which a mutation of the protocadherin 19 (PCDH19) gene causes deficits in GABAergic signaling.  PCDH19 is estimated to affect approximately 15,000-30,000 females in the U.S. There are currently no approved therapies for PCDH19 female pediatric epilepsy.  After establishing baseline seizure frequency, patients will be treated with ganaxolone administered as either oral liquid suspension or capsules for up to 26 weeks.  The primary endpoint of the study is percent change in seizure frequency per 28 days relative to baseline. Marinus anticipates releasing initial data during 2015.

•                  Ganaxolone IV:

Marinus is readying for the clinic its IV formulation of ganaxolone for use in the hospital setting to control seizures.  Ganaxolone IV is intended to complement the oral capsule and liquid suspension dose forms utilized in ongoing clinical studies.  Marinus plans to evaluate ganaxolone IV for the acute care setting for hospitalized patients and in patient populations that may benefit from both inpatient ganaxolone IV and an outpatient oral for chronic administration.

Ganaxolone in Fragile X Syndrome (FXS)

•                  FXS:

Enrollment is ongoing in the Phase 2 proof-of-concept investigator-sponsored clinical trial that is being conducted, under a grant that funds the majority of the program, by the MIND Institute in collaboration with Marinus.  The randomized, placebo-controlled, pediatric clinical trial is designed to enroll approximately 60 patients and will evaluate ganaxolone as a treatment for behaviors in FXS. FXS is a genetic condition that is estimated to affect 100,000 children and adults in the U.S. and causes intellectual disability, anxiety, and behavioral challenges. There are no approved therapies for FXS. The study has been expanded to include a second site in Belgium. Marinus anticipates completing the study during 2015.

Financial Update

Marinus reported net losses of $10.8 million and $5.3 million for the years ended December 31, 2014 and 2013, respectively.  Cash used in operating activities was $8.6 million for the year ended December 31, 2014 compared to $6.6 million for the same period a year ago.

Research and development expenses increased by $4.5 million, to $8.7 million, for the year ended December 31, 2014, compared to the same period of 2013. The increase was primarily due to the increase in clinical costs related to our ongoing clinical trial of ganaxolone in patients with focal onset seizures that commenced at the end of 2013.  Substantially all research and development expenses relate to our clinical trial in focal onset epileptic seizures.

General and administrative expenses increased by $2.0 million, to $3.2 million, for the year ended December 31, 2014, compared to the same period of 2013. The increase in general and administrative expenses was primarily due to the hiring of new management and the upward scaling of our operations in connection with both our new public company status and ongoing clinical trial of ganaxolone in patients with focal onset seizures that commenced during 2013.

At December 31, 2014, the Company had cash and cash equivalents of $49.7 million, compared to $10.0 million at December 31, 2013.  The increase was primarily due to $41.2 million in net proceeds received in 2014 from the closing of our initial public offering and $7.0 million in net proceeds received in 2014 related to our credit facility with Square 1 Bank, offset by $8.6 million in cash used in operating activities.

Readers are referred to, and encouraged to read in their entirety, the Forms 8-K regarding the matters referred to herein, including any exhibits attached thereto, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the Company’s business plans and operations, financial condition and results of operations.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of innovative neuropsychiatric therapeutics. The Company’s clinical stage drug candidate for the treatment of seizure disorders in adults and children with epilepsy is ganaxolone.  Ganaxolone is a novel synthetic analog of the endogenous neurosteroid, allopregnanolone (known for its anticonvulsive and antianxiety effects) and was designed to avoid hormonal side-effects associated with endogenous neurosteroids.  The Company is currently conducting a multi-national, randomized, placebo-controlled, Phase 3 clinical trial to evaluate ganaxolone as adjunctive treatment of partial-onset seizures in adults.  Ganaxolone is also being studied in a Phase 2 proof-of-concept clinical study for the treatment of the rare, genetic disorder, PCDH19 female pediatric epilepsy.  To complement the existing formulations and to provide continuity of care, the Company is developing an IV formulation of ganaxolone for use in the hospital setting to control epileptic seizures.   In addition, ganaxolone is being evaluated in a Phase 2 proof-of-concept investigator-sponsored clinical trial as a treatment for behaviors in FXS.   For additional information, please visit the Company’s website at www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding our development plans for our product candidate, including, potential for orphan designation, optimizing a product’s formulation, the clinical trial testing schedule, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, and other matters, including the development of formulations of ganaxolone, that could affect the availability or commercial potential of our drug candidates.  Marinus undertakes no obligation to update or revise any forward-looking statements.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:                               Company:

Lisa M. Caperelli

Senior Director, Investor Relations & Corporate Communications

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

646-362-5750

awheeler@tiberend.com

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$49,720	$10,037
Other assets	493	1,787
Total assets	$50,213	$11,824
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Total current liabilities	2,039	2,366
Notes payable	7,000	—
Other long term liabilities	20	—
Total liabilities	9,059	2,366
Total stockholders’ equity (deficit)	41,154	(60,381)
Total liabilities and stockholders’ equity (deficit)	$50,213	$11,824

	Year Ended December 31,
	2014	2013

Expenses:
Research and development	$8,690	$4,150
General and administrative	3,230	1,229
Loss from operations	(11,920)	(5,379)
Change in fair value of warrant liability	1,192	153
Interest income	12	47
Interest expense	(117)	(91)
Net loss	(10,833)	(5,270)
Cumulative preferred stock dividends	(2,545)	(3,804)
Net loss applicable to common stockholders	$(13,378)	$(9,074)
Per share information:
Net loss per share of common stock—basic and diluted	$(2.17)	$(19.60)
Basic and diluted weighted average shares outstanding	6,152,669	462,972